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                              EXHIBIT 10.23

                            LETTER OF INTENT

                             April 29, 1996

Wade Gaylor, President
Inman's Corporation
10620 E. Northwest Hwy.
Dallas, Texas 75238

     RE:  Warranty Service Agreement and Asset Purchase Agreement

Dear Mr. Gaylor:

     This will confirm our recent conversations with you regarding the proposed Warranty Service Agreement and Asset Purchase between our companies. Based upon our discussions, Inman's Corporation d/b/a Inman's Electronics & Satellite Company ("IEC") proposes to perform warranty repair services on behalf of Curtis Mathes Corporation ("CM"); and Warranty Repair Corporation ("WRC") proposes to sell and IEC proposes to purchase certain assets; all according to the following terms and conditions:

     1. As promptly as possible after the delivery of this Letter of Intent, with Closing on Phase One to occur no later than May 3, 1996, and Closing on Phase Two to occur as indicated below, the parties shall work towards the preparation and execution of definitive contracts (the "Agreements") covering the terms, types of representations, warranties, covenants, indemnities, conditions, and provisions, together with appropriate exhibits, all of which must be, as to form and substance, mutually satisfactory and acceptable to the parties, as follows:

PHASE ONE

     a. IEC, WRC and CM will execute a Warranty Service Agreement, providing for warranty repair services to be performed by IEC on CM products;

          i. IEC will promptly perform all PC board and unit repair; IEC will receive items for repair directly from CM's dealer/customer base; WRC may also deliver items to IEC for repair; IEC will return repaired items directly to the dealer/customer from whom it was received; IEC will handle all correspondence with dealer/customer concerning information necessary to receive, repair, or ship an item; WRC will continue to handle Customer Care inquiries and complaints during Phase One;

          ii. IEC will be provided with approved CM warranty guidelines; IEC will be provided access to CM's warranty database; and IEC will verify warranty compliance on all items received by IEC for repair;

          iii. An AS400 terminal will be installed at IEC and linked to WRC for tracking repairs on CM products;
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          iv.  IEC  will  first  call  WRC for parts needed to repair an item; if a part is unavailable from WRC, IEC will then obtain the part elsewhere to repair the item; WRC will supply available parts for CM warranty repairs at no cost to IEC; WRC will invoice IEC for parts furnished to IEC for non-warranty repairs;

          v. IEC will invoice CM daily for warranty repairs at IEC's parts cost, plus 20%, and IEC's labor rate shown in Exhibit "A" attached hereto; (the total net charge for a repair will not exceed part replacement cost, less dud allowance); during the first six months of the Warranty Service Agreement, CM will remit to IEC bi-monthly on the first and fifteenth day of each month; parts furnished to IEC by WRC for CM warranty repairs will not be included in IEC's invoice to CM; IEC will invoice the dealer/customer directly for all non-warranty repairs;

          vi. WRC will consign and transfer to IEC service information on various media, specified service equipment, test equipment, and test jigs to IEC for use during Phase One of this agreement;

          vii. IEC may interview and rehire WRC technicians;

          viii. IEC will cooperate, as may be necessary, in providing notification of relevant changes in procedure to CM's dealer/customer base;

          ix. IEC will provide "Telephone Tech," who will process calls from dealers/customers for an appropriate fee;

     b.   The following services remain at WRC during Phase One:

               Customer Care,
               Non-repair Parts Order:
               Entry/Scheduling/Purchasing/Shipping/Billing
               (Picture tubes shipped direct from vendor to dealer/customer)
               Repair Parts Inventory

PHASE TWO

     c.   Upon  mutual  agreement  of  the parties, no later than ninety
     (90) days after the Closing of Phase One, IEC, WRC and CM will execute an Asset Purchase Agreement, and related documents, providing that IEC will receive all of the right, title, and interest in and to specified assets, which will include WRC's current repair parts inventory, service information on various media, certain service equipment, test equipment, and test jigs;

     d. IEC will pay $360,000 (to be adjusted for shrinkage of assets between the date of execution of this Letter of Intent and the Closing of Phase Two), for the specified assets, as follows: Cash down payment of $10,000 payable at the Closing of Phase Two; and One Promissory Note in the original principal sum of $350,000, executed by IEC and made payable to and delivered to WRC, bearing
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     no  interest  until  default,  then bearing interest at the maximum lawful rate, principal due and payable in periodic installments of $16,500.00 per month (or $8,250 bi-monthly), the timing of such payments to coincide with the due dates of CM's payments on IEC's invoices, the first of which installments shall be due and payable on the next due date of CM's payment on IEC's invoices after the Closing of Phase Two, and the others regularly on the same due date(s) of CM's payments on IEC's invoices of each calendar month thereafter, until said principal amount is fully paid; SECURED by UCC filings on the assets transferred;

          i. Credits will be applied to payment of said note as follows: a credit of 35% of each IEC invoice payable by CM after the Closing of Phase Two, or the first $16,500 of each monthly payment by CM on IEC's invoices (or the first $8,250 of each bi-monthly payment by CM on IEC's invoices), whichever is less, will be applied toward payment of said note;

     e.   All remaining services transfer to IEC, as follows:

               Customer Care
               Non-repair Parts Order:
               Entry/Scheduling/Purchasing/Shipping/Billing
               Repair Parts Inventory

     f. IEC will begin to include in its invoices to CM, warranty parts used by other dealers/customers consisting of picture tubes and complete chassis modules, at IEC's cost plus (i) 10% on such items with a cost of $300 or less; (ii) 7% on such items with a cost greater than $300 up to and including $600; and (iii) 5% on such items with a cost greater than $600.

     2. The parties agree to prepare and promptly file all reports, documents, and notices with all applicable regulatory and other governmental agencies, as may be required with respect to this Letter of Intent.

     3. The parties recognize that certain valuable confidential information of the respective companies may be exchanged during the process of finalizing the Agreements, and the parties each mutually agree to maintain the confidentiality of the other's private information and to require all representatives of the parties who will have access to such confidential information to do likewise.

     4. The parties recognize that any release of information to the public or other third parties with respect to these negotiations may cause great detriment to both parties and thus agree to keep this proposal confidential until mutual agreement of the parties is reached in writing to disclose information to the public. The parties further agree that the timing and content of any such disclosure of information to the public shall be as mutually agreed.

     5.   The  parties  shall  each  bear  their own costs and expenses,
including   all   legal   and  accounting  fees  with  respect  to  this
transaction, whether the transaction is consummated or not.
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     6.   This  Letter  of  Intent  shall terminate without liability to anyone upon the occurrence of any one of the following events:

          a. All parties are unable to agree by the Closing date upon all terms, representations, warranties, covenants, conditions, and provisions of the Agreements as to both form and substance, evidenced by the execution of definitive contracts by the parties.

          b. Any state or federal agency, if any, having jurisdiction over approval of this transaction shall disapprove of any part of the proposed transaction.

     7. This agreement is conditioned only upon our mutual agreement on the specific wording and completion of appropriate documentation to be drawn pursuant to this Letter of Intent. It is hereby agreed that such documentation shall contain terms mutually satisfactory to each of us, specifically including the terms set forth in this Letter of Intent, as well as other provisions customary for transactions of this type. This Letter of Intent is merely a guide to the preparation of mutually satisfactory Agreements. Nothing in this Letter of Intent shall be construed to preclude other provisions from being inserted into the Agreements at the request of either party.

     If this approach and proposal meets with your approval, we would appreciate your acknowledgement and acceptance of these terms by signing and returning a copy of this letter. We can then proceed with the drafting of the final agreements.

CURTIS MATHES CORPORATION     INMAN'S CORPORATION d/b/a
                              INMAN'S ELECTRONICS & SATELLITE
                              COMPANY

By: /s/ Pat Custer            By: /s/ Wade Gaylor
     Patrick A. Custer,            Wade Gaylor, President
     President


WARRANTY REPAIR CORPORATION


By: /s/ Pat Custer
     Patrick A. Custer, President